As filed with the Securities and Exchange Commission on February 20, 2009

Registration No. 333-154959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAMPTON ROADS BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	6021	54-2053718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

999 Waterside Dr., Suite 200

Norfolk, Virginia 23510

(757) 217-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1999 Incentive Stock Option Plan of Gateway Financial Holdings, Inc.

1999 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc.

2001 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc.

2005 Omnibus Stock Ownership and Long Term Incentive Plan of Gateway Financial Holdings, Inc.

1999 BOR Stock Option Plan of Gateway Financial Holdings, Inc.

(Full title of the Plans)

Jack W. Gibson

Vice Chairman and Chief Executive Officer

Hampton Roads Bankshares, Inc.

999 Waterside Drive

Suite 200

Norfolk, Virginia 23510

(757) 217-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐ (do not check if Smaller Reporting Company)	Smaller Reporting Company	☐

This Post-Effective Amendment No. 1 on Form S-8 covers shares of the Registrant’s common stock originally registered on the Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such shares of common stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating to such common stock.

EXPLANATORY NOTE

Hampton Roads Bankshares, Inc. a Virginia corporation (“Hampton Roads Bankshares” or the “Registrant”), hereby amends its Registration Statement on Form S-4 (File No. 333-154959), which was declared effective on November 14, 2008 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of common stock, par value $0.625 per share, that are issuable by Hampton Roads Bankshares upon the exercise of stock options and other stock-based awards granted under the 1999 Incentive Stock Option Plan of Gateway Financial Holdings, Inc., the 1999 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc., the 2001 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc., the 2005 Omnibus Stock Ownership and Long Term Incentive Plan of Gateway Financial Holdings, Inc. and the 1999 BOR Stock Option Plan of Gateway Financial Holdings, Inc. (collectively, the “Plans”). All such shares of Hampton Roads Bankshares common stock were originally registered on the Form S-4.

On December 31, 2008, Gateway Financial Holdings, Inc., a North Carolina corporation (“Gateway Financial”) merged with and into Hampton Roads Bankshares pursuant to an Agreement and Plan of Merger, dated as of September 23, 2008, by and between Hampton Roads Bankshares and Gateway Financial, as amended by Amendment No. 1 dated as of October 17, 2008 and Amendment No. 2 dated as of October 29, 2008 (the “Merger Agreement”). Pursuant to the Merger Agreement, at the effective time of the merger, each share of common stock of Gateway Financial issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 0.6700 of a share of Hampton Roads Bankshares common stock.

In addition, each outstanding option to acquire Gateway Financial common stock granted under the Plans was converted automatically at the effective time of the merger into an option to purchase Hampton Roads Bankshares common stock. These converted options will continue to be governed by the terms of the applicable Plan and related grant agreements (including applicable vesting requirements) under which they were granted, except that:

•

the number of shares of Hampton Roads Bankshares common stock subject to each converted Hampton Roads Bankshares stock option is equal to the product of the number of shares of Gateway Financial common stock previously subject to the Gateway Financial stock option and 0.6700, rounded down to the nearest whole share; and

•

the exercise price per share of Hampton Roads Bankshares common stock subject to each converted stock option is equal to the exercise price for each share of Gateway Financial common stock previously subject to the Gateway Financial stock option divided by 0.6700, rounded up to the nearest cent.

Restricted stock units granted under the Plans in respect of Gateway Financial stock outstanding immediately prior to the merger were converted automatically at the effective time of the merger into restricted stock units in respect of shares of Hampton Roads Bankshares common stock (including applicable vesting requirements provided by the terms of the restricted stock units). The number of shares of Hampton Roads Bankshares common stock subject to each converted restricted stock unit is equal to the product of the number of shares of Gateway Financial common stock previously subject to the Gateway Financial restricted stock unit and 0.6700, rounded to the nearest whole share. The converted restricted stock units are payable or distributable in accordance with the terms of the applicable Plan and related grant agreements (including applicable vesting requirements) under which they were granted.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees and/or directors of the Registrant as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “SEC”) either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this Post-Effective Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The following documents, which are on file with the SEC, are incorporated in this registration statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 11, 2008.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 9, 2008; for the quarter ended June 30, 2008 filed with the SEC on August 11, 2008; and for the quarter ended September 30, 2008 filed with the SEC on November 5, 2008.

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 9, 2008, January 23, 2008, January 24, 2008, January 28, 2008, February 25, 2008, March 12, 2008, March 14, 2008, April 23, 2008, April 25, 2008, April 29, 2008, May 22, 2008, May 29, 2008, June 2, 2008 (as amended on July 30, 2008), July 23, 2008, July 24, 2008, August 4, 2008, August 7, 2008, August 8, 2008, September 5, 2008 (two filings), September 15, 2008, September 24, 2008, September 26, 2008, October 29, 2008 (two filings), November 7, 2008, December 9, 2008, December 17, 2008, December 18, 2008, December 29, 2008, January 5, 2009 (as amended on February 3, 2009), January 7, 2009, January 22, 2009, January 27, 2009, February 2, 2009 and February 12, 2009 (other than the portions of those documents furnished or otherwise not deemed to be filed).

(d)	The description of the Registrant’s common stock contained in the second through seventh paragraphs on page 85 of the Registrant’s Amendment No. 1 to the Form S-4 (File No. 333-154959) filed on November 14, 2008, and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the

Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Stock Corporation Act and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The bylaws of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the articles of incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

The foregoing is only a general summary of certain aspects of Virginia law and the Registrant’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and the articles of incorporation and bylaws of the Registrant.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Williams Mullen as to the validity of the shares of Hampton Roads Bankshares common stock (contained in the Pre-Effective Amendment No. 1 to Form S-4 previously filed on November 14, 2008 to which this Post-Effective Amendment No. 1 relates).

23.1	Consent of Williams Mullen (included in Exhibit 5.1 hereto) (included in the opinion previously filed as Exhibit 5.1 to Pre-Effective Amendment No. 1 to Form S-4 previously filed on November 14, 2008 to which this Post-Effective Amendment No. 1 relates).

23.2	Consent of Yount, Hyde and Barbour, PC*

23.3	Consent of Dixon Hughes PLLC*

23.4	Consent of KPMG LLP*

23.5	Consent of Goodman & Company, L.L.P.*

24.1	Power of Attorney (contained in the Form S-4 previously filed on November 3, 2008 and the Pre-Effective Amendment No. 1 to Form S-4 previously filed on November 14, 2008).

*	Filed herewith

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an annual employee benefits plan’s annual report pursuant to Section 15(d) of the Security Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on February 20, 2009.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Jack W. Gibson
Jack W. Gibson Vice Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 has been signed below by the following persons in the capacities indicated on February 20, 2009.

SIGNATURE	CAPACITY	DATE

/s/ Emil A. Viola Emil A. Viola	Chairman of the Board	February 20, 2009

/s/ Jack W. Gibson Jack W. Gibson	Vice Chairman and Chief Executive Officer	February 20, 2009

/s/ Lorelle L. Fritsch Lorelle L. Fritsch	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	February 20, 2009

/s/ Douglas J. Glenn Douglas J. Glenn	Director, Executive Vice President and General Counsel	February 20, 2009

/s/ Scott C. Harvard Scott C. Harvard	Director and Executive Vice President for Delmarva Operations	February 20, 2009

/s/ Herman A. Hall, III Herman A. Hall, III	Director	February 20, 2009

/s/ W. Lewis Witt W. Lewis Witt	Director	February 20, 2009

SIGNATURE	CAPACITY	DATE

/s/ Bobby L. Ralph Bobby L. Ralph	Director	February 20, 2009

/s/ Jordan E. Slone Jordan E. Slone	Director	February 20, 2009

/s/ Roland Carroll Smith, Sr. Roland Carroll Smith, Sr.	Director	February 20, 2009

/s/ Robert R. Kinser Robert R. Kinser	Director	February 20, 2009

/s/ Henry P. Custis, Jr. Henry P. Custis, Jr.	Director	February 20, 2009

/s/ Richard F. Hall, III Richard F. Hall, III	Director	February 20, 2009

Date: February 20, 2009	/s/ Jack. W. Gibson
Jack W. Gibson

EXHIBIT INDEX

5.1	Opinion of Williams Mullen as to the validity of the shares of Hampton Roads Bankshares common stock (contained in the Pre-Effective Amendment No. 1 to Form S-4 previously filed on November 14, 2008 to which this Post-Effective Amendment No. 1 relates).

23.1	Consent of Williams Mullen (included in Exhibit 5.1 hereto) (included in the opinion previously filed as Exhibit 5.1 to Pre-Effective Amendment No. 1 to Form S-4 previously filed on November 14, 2008 to which this Post-Effective Amendment No. 1 relates).

23.2	Consent of Yount, Hyde and Barbour, PC*

23.3	Consent of Dixon Hughes PLLC*

23.4	Consent of KPMG LLP*

23.5	Consent of Goodman & Company, L.L.P.*

24.1	Power of Attorney (contained in the Form S-4 previously filed on November 3, 2008 and the Pre-Effective Amendment No. 1 to Form S-4 previously filed on November 14, 2008).

*	Filed herewith